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                                                                   Exhibit 99.1


             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]




Board of Directors
Life Technologies, Inc.
9800 Medical Center Drive
Rockville, Maryland  20850

Members of the Board:

                  We hereby consent to the inclusion of our opinion letter to the Special Committee of the Board of Directors of Life Technologies, Inc. ("Life Technologies") as Annex D to the Joint Proxy Statement/Prospectus of Invitrogen Corporation ("Invitrogen"), Life Technologies and Dexter Corporation ("Dexter") relating to the proposed merger transactions involving Invitrogen, Life Technologies and Dexter and reference thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Opinions of Financial Advisors" and "THE MERGERS -- Opinion of Financial Advisor to the Life Technologies Special Committee." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.





                                By: /s/ Credit Suisse First Boston Corporation
                                    -------------------------------------------
                                    CREDIT SUISSE FIRST BOSTON CORPORATION






New York, New York
August 11, 2000